Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Avidbank Holdings, Inc. (the “Company”) of our report dated April 11, 2025 relating to the consolidated financial statements of Avidbank Holdings, Inc., which appears in the Company’s Registration Statement on Form S-1, as amended (File No. 333-288743) dated August 4, 2025.

/s/ Crowe LLP
Crowe LLP

Sacramento, California

August 12, 2025